iShares Trust

Screen #2 attachment for funds beyond series 99

104            ISHARES S&P U.S. PREFERRED STOCK INDEX FUND   N
108            ISHARES S&P DEVELOPED EX-U.S. PROPERTY INDEX FUND   N
119        ISHARES S&P GLOBAL INFRASTRUCTURE INDEX FUND        N
122        ISHARES S&P ASIA 50 INDEX FUND                      N
131            ISHARES S&P GLOBAL CLEAN ENERGY INDEX FUND   N
132            ISHARES S&P GLOBAL NUCLEAR ENERGY INDEX FUND        N
133            ISHARES S&P GLOBAL TIMBER & FORESTRY INDEX FUND     N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99.
http://www.ishares.com/library/docs/annual_reports.htm